NEWS RELEASE

FOR IMMEDIATE RELEASE
Concentra Group Holdings Parent, Inc. Announces Results
For Its First Quarter Ended March 31, 2026, Cash Dividend, and Raised FY 2026 Guidance
ADDISON, TEXAS — May 7, 2026 — Concentra Group Holdings Parent, Inc. (“Concentra,” the “Company,” “we,” “us,” or “our”) (NYSE: CON), the nation’s largest provider of occupational health services by number of locations, today announced results for its first quarter ended March 31, 2026, the declaration of a cash dividend, and raised guidance for full year 2026.
“Our strong start to 2026 is a testament to the trust our clients place in us to care for their most valuable asset: their people,” said Keith Newton, Chief Executive Officer of Concentra. “The meaningful growth in visit volumes we saw this quarter demonstrates that our clinical model and value proposition continue to lead in workers' compensation. Building on our exceptional operational and financial performance, we remain focused on achieving key strategic objectives and positioning Concentra to deliver long-term shareholder value.”
Matt DiCanio, Concentra’s President and Chief Financial Officer, added, “Our Q1 results demonstrate the inherent strength of our operating model, with broad-based growth across our business supporting our decision to raise our full-year guidance. Beyond the balance sheet, we are focused on disciplined execution of our de novo pipeline and are on track to complete our transition from Select Medical Corporation in the coming months. As an independent company, we are optimizing our operational platform and infrastructure to drive sustained excellence and capitalize on our unique position as a leading health partner for the American workforce.”
First Quarter 2026 Highlights
For the first quarter ended March 31, 2026:
•Revenue of $569.6 million, an increase of 13.7% from $500.8 million in Q1 2025
•Net income of $52.3 million, an increase of 28.7% from $40.6 million in Q1 2025
•Net income attributable to the Company of $50.5 million, and Adjusted Net Income Attributable to the Company of $51.5 million, an increase of 29.8% and 22.0% over prior year, respectively
•Earnings per share of $0.39 and Adjusted Earnings per Share of $0.40, an increase of $0.09 and $0.07 over prior year, respectively
•Adjusted EBITDA of $120.7 million, an increase of 17.6% from $102.7 million in Q1 2025
•Patient visits of 3,419,091, or 54,271 visits per day, an increase of 6.7% from 50,863 visits per day in Q1 2025
•Revenue per visit of $151.47, an increase of 3.1% from $146.94 in Q1 2025
•Net cash provided by operating activities of $21.0 million and Free Cash Flow of $9.9 million
•Capital expenditures of $11.1 million, a decrease of 29.5% from $15.7 million in Q1 2025
•Repurchases of approximately 0.7 million shares of common stock totaling $15.0 million
•Cash balance of $61.7 million and a net leverage ratio of approximately 3.4x
•Total occupational health centers of 632, compared to 627 at the end of Q1 2025
•Opened one de novo occupational health center and acquired three occupational health centers
•Total onsite health clinics of 411, compared to 160 at the end of Q1 2025
The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VII of this release. The definition of Adjusted Earnings per Share and a reconciliation of net income attributable to the Company and earnings per share on a fully diluted basis to Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share on a fully diluted basis are presented in table VIII of this release. The definition of Free Cash Flow and a reconciliation of net cash provided by operating activities to Free Cash Flow are presented in table IX of this release.

Balance Sheet
As of March 31, 2026, our balance sheet reflected cash of $61.7 million, total debt of $1,576.1 million and total assets of $2,889.8 million. Concentra’s net leverage ratio as of March 31, 2026 was 3.4x, which was in compliance with the financial covenant under our credit agreement.
Cash Flow
Cash flows provided by operating activities in the first quarter ended March 31, 2026 totaled $21.0 million compared to $11.7 million for the same quarter of the prior year. The increase in year over year cash flow from operations resulted from higher earnings in 2026. During the first quarter ended March 31, 2026, cash flow from investing activities resulted in cash used of $14.8 million, including capital expenditures of $11.1 million. Concentra had positive Free Cash Flow of $9.9 million in the first quarter ended March 31, 2026, compared to negative Free Cash Flow of $4.0 million for the same quarter of the prior year. Cash flow from financing activities used $24.4 million for the quarter, driven primarily by $15.0 million in repurchases of shares of common stock and $8.0 million in dividend payments. This resulted in a net decrease in cash of $18.2 million for the quarter.
Dividend
On May 5, 2026, the Board of Directors declared a cash dividend of $0.0625 per share. The dividend will be payable on or about June 9, 2026, to stockholders of record as of the close of business on May 19, 2026.
There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of the Board of Directors after taking various factors into account, including, but not limited to, the Company’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of indebtedness, and other factors the Board of Directors may deem to be relevant.
2026 Business Outlook
Concentra raised its financial guidance for 2026. We now expect to deliver the following results:

•Revenue in the range of $2.275 billion to $2.375 billion
•Adjusted EBITDA in the range of $460 million to $480 million
•Net leverage ratio below 3.0x
•Free Cash Flow in the range of $215 million to $235 million
•Capital expenditures in the range of $70 million to $80 million

A reconciliation of full year 2026 Adjusted EBITDA expectations to net income is presented in table X of this release. A reconciliation of full year 2026 Free Cash Flow expectations to net cash provided by operating activities is presented in table XI of this release.
Company Overview
Concentra is the largest provider of occupational health services in the United States by number of locations, with the mission of improving the health of America’s workforce, one patient at a time. Our approximately 13,000 colleagues and affiliated physicians and clinicians support the delivery of an extensive suite of services, including occupational and consumer health services and other direct-to-employer care. We support the care of approximately 54,000 patients each business day on average across 47 states and the District of Columbia at our 632 occupational health centers, 411 onsite health clinics at employer worksites, and Concentra Telemed as of March 31, 2026.

Conference Call
Concentra will host a conference call regarding its first quarter financial results and business outlook on Friday May 8, 2026, at 9 a.m. Eastern Time. The conference call will be a live webcast and can be accessed via this Earnings Call Webcast Link or via Concentra’s website at https://ir.concentra.com. A replay of the webcast will be available shortly after the call at the same locations.
Participants may join the audio-only version of the webcast or participate in the question-and-answer session by calling:
Toll Free: 888-506-0062
International: 973-528-0011
Participant Access: All dial-in participants should ask to join the Concentra call.

* * * * *
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Concentra’s 2026 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•The frequency of work-related injuries and illnesses;
•Adverse changes to our relationships with employer customers, third-party payors, workers’ compensation provider networks or employer services networks;
•Changes to regulations, new interpretations of existing regulations, or violations of regulations;
•State fee schedule changes undertaken by state workers’ compensation boards or commissions and other third-party payors;
•Our ability to realize reimbursement increases at rates sufficient to keep pace with the inflation of our costs;
•Labor shortages, increased employee turnover or costs, and union activity could significantly increase our operating costs;
•Our ability to compete effectively with other occupational health centers, onsite health clinics at employer worksites, and healthcare providers;
•The impacts of any security breaches, cyberattacks, loss of data, or cybersecurity threats or incidents involving our, or our third-party vendors’, information technology systems, and any failure to comply with legal requirements related to data privacy, interoperability or data protection, including those governing the privacy and security of health information or other regulated, sensitive or confidential information;
•Negative publicity which can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes;
•Significant legal actions could subject us to substantial uninsured liabilities;
•Litigation and other legal and regulatory proceedings in the course of our business that could adversely affect our business and financial statements;
•Insurance coverage may not be sufficient to cover losses we may incur;
•Acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities;
•Our exposure to additional risk due to our reliance on third parties in many aspects of our business;
•Our ability to manage relationships with managed affiliated professional medical groups (“Managed PCs”);
•Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information;
•Compliance with applicable data interoperability and information blocking rules;
•Facility licensure requirements in some states are costly and time-consuming, limiting or delaying our operations;
•Our ability to adequately protect and enforce our intellectual property and other proprietary rights;
•Adverse economic conditions in the U.S. or globally;
•Any negative impact on the global economy and capital markets resulting from geopolitical tensions;
•The impact of impairment of our goodwill and other intangible assets;

•Our ability to maintain satisfactory credit ratings;
•The effects of the Separation on our business;
•The negative impact of public threats such as a global pandemic or widespread outbreak of an infectious disease;
•The loss of key members of our management team;
•Our ability to attract and retain talented, highly skilled employees and a diverse workforce, and the succession of our senior management;
•Climate change, or legal, regulatory or market measures to address climate change;
•Increasing scrutiny and rapidly evolving expectations from stakeholders regarding ESG matters; and
•Changes in tax laws or exposures to additional tax liabilities.
Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results or performance.
Investor inquiries:

Bill Chapman
Vice President, Strategy & Investor Relations
972-725-6488
ir@concentra.com
SOURCE: Concentra Group Holdings Parent, Inc.

I. Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2026 and 2025
(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2026	2025	% Change
Revenue	$569,555	$500,752	13.7%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	399,086	357,101	11.8
General and administrative, exclusive of depreciation and amortization(1)	55,280	46,713	18.3
Depreciation and amortization	19,648	16,619	18.2
Total costs and expenses	474,014	420,433	12.7
Other operating income	69	—	N/M
Income from operations	95,610	80,319	19.0
Other income and expense:
Loss on early retirement of debt	—	(875)	N/M
Interest expense	(26,003)	(25,548)	1.8
Income before income taxes	69,607	53,896	29.2
Income tax expense	17,315	13,254	30.6
Net income	52,292	40,642	28.7
Less: net income attributable to non-controlling interests	1,804	1,731	4.2
Net income attributable to the Company	$50,488	$38,911	29.8%

Basic and diluted earnings per common share:(2)	$0.39	$0.30
_________________________________________
(1)    Includes transition services agreement fees of $1.6 million and $3.7 million for the three months ended March 31, 2026 and 2025, respectively.
(2)    Refer to table II for calculation of earnings per common share.
N/M    Not meaningful

II. Earnings per Share
For the Three Months Ended March 31, 2026 and 2025
(In thousands, except per share amounts, unaudited)
As of March 31, 2026 and 2025, the Company’s capital structure consists of common stock and unvested restricted stock. To calculate earnings per share (“EPS”) for the three months ended March 31, 2026 and 2025, the Company applied the two-class method because its unvested restricted shares were participating securities.
The following table sets forth the net income attributable to the Company, its shares, and its participating shares:

	Three Months Ended March 31,
	2026	2025
Net income	$52,292	$40,642
Less: net income attributable to non-controlling interests	1,804	1,731
Net income attributable to the Company	50,488	38,911
Less: distributed and undistributed net income attributable to participating securities	1,065	455
Distributed and undistributed net income attributable to common shares	$49,423	$38,456
The following table sets forth the computation of EPS under the two-class method:

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$49,423	125,781	$0.39	$38,456	126,647	$0.30
Participating securities	1,065	2,710	$0.39	455	1,500	$0.30
Total Company	$50,488	128,491	$0.39	$38,911	128,147	$0.30
_________________________________________
(1)    Represents the weighted average shares outstanding during the period.

III. Condensed Consolidated Balance Sheets
(In thousands, except par value and share data, unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash	$61,699	$79,899
Accounts receivable	296,508	257,900
Prepaid income taxes	1,247	2,385
Other current assets	44,760	42,914
Total current assets	404,214	383,098
Operating lease right-of-use assets	500,645	483,652
Property and equipment, net	223,895	225,309
Goodwill	1,480,116	1,479,192
Other identifiable intangible assets, net	238,951	242,556
Non-current deferred tax asset	21,508	24,120
Other assets	20,431	20,461
Total assets	$2,889,760	$2,858,388
LIABILITIES AND EQUITY
Current liabilities:
Current operating lease liabilities	$85,252	$84,582
Current portion of long-term debt and notes payable	13,664	10,738
Accounts payable	31,737	21,005
Accrued and other liabilities	190,222	220,922
Total current liabilities	320,875	337,247
Non-current operating lease liabilities	461,232	443,642
Long-term debt, net of current portion	1,562,483	1,563,658
Non-current deferred tax liability	47,742	48,906
Other non-current liabilities	43,458	44,506
Total liabilities	2,435,790	2,437,959

Redeemable non-controlling interests	21,762	19,404
Stockholders’ equity:
Common stock, $0.01 par value, 700,000,000 shares authorized, 127,961,780 and 128,633,374 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	1,280	1,286
Capital in excess of par	237,896	248,899
Retained earnings	186,845	146,448
Accumulated other comprehensive loss	(1,308)	(3,352)
Total stockholders’ equity	424,713	393,281
Non-controlling interests	7,495	7,744
Total equity	432,208	401,025
Total liabilities and equity	$2,889,760	$2,858,388

IV. Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2026 and 2025
(In thousands, unaudited)

	Three Months Ended March 31,
	2026	2025
Operating activities
Net income	$52,292	$40,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,648	16,619
Loss on early retirement of debt	—	51
Stock compensation expense	4,135	2,269
Amortization of debt discount and issuance costs	1,028	976
Deferred income taxes	815	(1,028)
Other	16	10
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(38,626)	(21,145)
Other current assets	(1,785)	(2,753)
Other assets	1,405	902
Accounts payable and accrued liabilities	(17,909)	(24,844)
Net cash provided by operating activities	21,019	11,699
Investing activities
Business combinations, net of cash acquired	(3,760)	(279,018)
Purchases of property and equipment	(11,088)	(15,732)
Proceeds from sale of assets	2	1
Net cash used in investing activities	(14,846)	(294,749)
Financing activities
Borrowings on revolving facilities	—	50,000
Proceeds from term loans, net of issuance costs	—	948,848
Payments on term loans	(2,375)	(847,875)
Borrowings of other debt	4,912	6,468
Principal payments on other debt	(2,128)	(4,695)
Dividends paid to common stockholders	(8,017)	—
Repurchase of common shares	(14,996)	—
Distributions to non-controlling interests	(1,769)	(842)
Net cash (used in) provided by financing activities	(24,373)	151,904
Net decrease in cash	(18,200)	(131,146)
Cash at beginning of period	79,899	183,255
Cash at end of period	$61,699	$52,109
Supplemental information
Cash paid for interest	$36,670	$38,137
Cash refund received for taxes	$(781)	$(48)

V. Disaggregated Revenue
For the Three Months Ended March 31, 2026 and 2025
(In thousands, unaudited)
The following table disaggregates the Company’s revenue:

	Three Months Ended March 31,
	2026	2025
Occupational health centers:
Workers’ compensation	$337,679	$302,107
Employer services	172,368	160,140
Consumer health	7,830	8,611
Other occupational health center revenue	2,024	2,064
Total occupational health center revenue	519,901	472,922
Onsite health clinics	37,196	16,550
Other	12,458	11,280
Total revenue	$569,555	$500,752

VI. Key Statistics
For the Three Months Ended March 31, 2026 and 2025
The following table sets forth facility counts for our occupational health centers and onsite health clinics operating segments for the periods presented:

	Three Months Ended March 31,
	2026	2025
Facility Counts
Number of occupational health centers—start of period	628	552
Number of occupational health centers acquired	3	72
Number of occupational health centers de novos	1	3
Number of occupational health centers closed	—	—
Number of occupational health centers—end of period	632	627
Number of onsite health clinics—end of period	411	160
The following table sets forth operating statistics for our occupational health centers operating segment for the periods presented:

	Three Months Ended March 31,
	2026		2025	% Change
Number of patient visits
Workers’ compensation	1,583,343		1,444,880	9.6%
Employer services	1,778,584		1,696,412	4.8%
Consumer health	57,164		63,076	(9.4)%
Total	3,419,091		3,204,368	6.7%
Visits per day volume
Workers’ compensation	25,132		22,935	9.6%
Employer services	28,231		26,927	4.8%
Consumer health	907		1,001	(9.4)%
Total	54,271	(3)	50,863	6.7%
Revenue per visit(1)
Workers’ compensation	$213.27		$209.09	2.0%
Employer services	96.91		94.40	2.7%
Consumer health	136.97		136.52	0.3%
Total	$151.47		$146.94	3.1%
Business Days(2)	63		63
_________________________________________
(1)    Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated as total patient revenue divided by total patient visits. Revenue per visit as reported includes only the revenue and patient visits in our occupational health centers operating segment and does not include our onsite health clinics or other businesses operating segments.
(2)    Represents the number of days in which normal business operations were conducted during the periods presented.
(3)    Does not foot due to rounding.

VII. Net Income to Adjusted EBITDA Reconciliation
For the Three Months Ended March 31, 2026 and 2025
(In thousands, unaudited)
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures that we believe provide useful insight into the underlying performance of our business by excluding items that may obscure trends in our core operating results. These metrics are not intended to be substitutes for U.S. GAAP measures such as net income and net income margin, and may differ from similarly titled metrics supported by other companies. We use these non-GAAP measures internally for budgeting, forecasting, and evaluating performance. Investors should consider these measures in addition to, and not as a replacement for, U.S. GAAP results reported in our financial statements.
Adjusted EBITDA is a supplemental measure that we believe offers useful insight into the Company’s business performance by excluding items that do not reflect the core operations of the Company. We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, stock compensation expense, acquisition related costs, gains or losses on early retirement of debt, and separation transaction costs. We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue. Adjusted EBITDA margin is a supplemental measure that we believe helps assess the efficiency of our operations on a normalized basis.
The following table reconciles net income to Adjusted EBITDA and net income margin to Adjusted EBITDA margin and should be referenced when we discuss Adjusted EBITDA and Adjusted EBITDA margin.

	Three Months Ended March 31,
	2026		2025
	Amount	% of Revenue(4)	Amount	% of Revenue(4)
Reconciliation of Adjusted EBITDA:
Net income(1)	$52,292	9.2%	$40,642	8.1%
Add (Subtract):
Income tax expense	17,315	3.0	13,254	2.6
Interest expense	26,003	4.6	25,548	5.1
Loss on early retirement of debt	—	—	875	0.2
Stock compensation expense	4,135	0.7	2,269	0.5
Depreciation and amortization	19,648	3.4	16,619	3.3
Separation transaction costs(2)	1,076	0.2	315	0.1
Nova and Pivot Onsite Innovations acquisition costs	219	0.0	3,137	0.6
Adjusted EBITDA(3)	$120,688	21.2%	$102,659	20.5%
_________________________________________
(1)    The percentage of revenue values on this row represent the net income margin for the period.
(2)    Separation transaction costs represent non-recurring incremental consulting, legal, audit-related fees, system implementation, and software disposal costs incurred in connection with the Company’s separation into a new, publicly traded company and are included within general and administrative expenses on the condensed consolidated statements of operations.
(3)    The percentage of revenue values on this row represent the Adjusted EBITDA margin for the period.
(4)    Totals in this column may not foot due to rounding.

VIII. Earnings per Share to Adjusted Earnings per Share Reconciliation
For the Three Months Ended March 31, 2026 and 2025
(In thousands, except per share amounts, unaudited)
Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share are used by management to provide useful insight into the underlying performance of our business. Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share are not measures of financial performance under U.S. GAAP and are not intended to be substitutes for U.S. GAAP measures such as net income attributable to the Company or earnings per share. These metrics may differ from similarly titled metrics supported by other companies. We believe that the presentation of Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share are important to investors because they are reflective of the financial performance of Concentra’s ongoing operations and provide better comparability of its results of operations between periods. Investors should consider these measures in addition to, and not as a replacement for, U.S. GAAP results reported in our financial statements.
We define Adjusted Net Income Attributable to the Company as net income attributable to the Company, excluding gain (loss) on early retirement of debt, separation transaction costs, and acquisition costs, all on an after tax basis. We define Adjusted Earnings per Share as the Adjusted Net Income Attributable to the Company divided by the diluted weighted average shares outstanding.
The following table reconciles net income attributable to the Company and earnings per share on a fully diluted basis to Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share on a fully diluted basis.

	Three Months Ended March 31,
	2026	Per Share(4)	2025	Per Share(4)
Reconciliation of Adjusted Net Income Attributable to the Company:(1)
Net income attributable to the Company	$50,488	$0.39	$38,911	$0.30
Adjustments:
Loss on early retirement of debt	—	—	875	0.01
Separation transaction costs(2)	1,076	0.01	315	0.00
Nova and Pivot Onsite Innovations acquisition costs	219	0.00	3,137	0.02
Total additions (subtractions), net	$1,295	$0.01	$4,327	$0.03
Less: tax effect of adjustments(3)	(322)	(0.00)	(1,064)	(0.01)
Adjusted Net Income Attributable to the Company	$51,461	$0.40	$42,174	$0.33

Weighted average shares outstanding - diluted		128,491		128,147
_________________________________________
(1)    Beginning in the second quarter of 2025, we updated the schedule for all periods presented to include Net Income Attributable to the Company. Management believes this measure will provide an improved insight into the performance of our business. As a result, the reconciliation for the three months ended March 31, 2025, has been recast to conform to the current period’s presentation.
(2)    Separation transaction costs represent non-recurring incremental consulting, legal, audit-related fees, system implementation, and software disposal costs incurred in connection with the Company’s separation into a new, publicly traded company and are included within general and administrative expenses on the condensed consolidated statements of operations.
(3)    Tax impact is calculated using the annual effective tax rate, including discrete costs and benefits.
(4)    Totals in this column may not foot due to rounding.

IX. Net Cash Provided by Operating Activities to Free Cash Flow Reconciliation
For the Three Months ended March 31, 2026 and 2025
(In thousands, unaudited)
Free Cash Flow is used by management to provide useful insight into the underlying performance of our business. Free Cash Flow is not a measure of financial performance under U.S. GAAP and is not intended to be a substitute for U.S. GAAP measures, such as net cash provided by operating activities. This metric may differ from similarly titled metrics supported by other companies. We believe that the presentation of Free Cash Flow is important to investors because it is reflective of the financial performance and cash flows of Concentra’s ongoing operations and provides a better comparability of its cash flows between periods. Investors should consider these measures in addition to, and not as a replacement for, U.S. GAAP results reporting in our financial statements.
We define Free Cash Flow as net cash provided by operating activities less net cash used in investing activities, excluding business combinations, net of cash acquired.
The following table reconciles net cash provided by operating activities to Free Cash Flow.

	Three Months Ended March 31,
	2026	2025
Reconciliation of Free Cash Flow:
Net cash provided by operating activities	$21,019	$11,699
Add (Subtract):
Net cash used in investing activities	(14,846)	(294,749)
Business combinations, net of cash acquired	3,760	279,018
Free Cash Flow	$9,933	$(4,032)

X. 2026 Net Income to Adjusted EBITDA Reconciliation
Business Outlook for the Year Ending December 31, 2026
(In millions, unaudited)
The following is a reconciliation of full year 2026 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable U.S. GAAP financial measure. Refer to table VII for discussion of Concentra’s use of Adjusted EBITDA in evaluating financial performance and for the definition of Adjusted EBITDA. Each item presented in the below table is an estimation of full year 2026 expectations.

	Range
	Low	High
Net income attributable to the Company	$184	$199
Net income attributable to non-controlling interests	7	7
Net income	$191	$206
Income tax expense	63	68
Interest expense	104	104
Income from operations	358	378
Stock compensation expense	21	21
Depreciation and amortization	80	80
Separation transaction costs	1	1
Adjusted EBITDA	$460	$480

XI. 2026 Net Cash Provided by Operating Activities to Free Cash Flow Reconciliation
Business Outlook for the Year Ending December 31, 2026
(In millions, unaudited)
The following is a reconciliation of full year 2026 Free Cash Flow expectations as computed at the low and high points of the range to the closest comparable U.S. GAAP financial measure. Refer to table IX for discussion of Concentra’s use of Free Cash Flow in evaluating financial performance and for the definition of Free Cash Flow. Each item presented in the below table is an estimation of full year 2026 expectations.

	Range
	Low	High
Reconciliation of Free Cash Flow:
Net cash provided by operating activities	$295	$305
Add (Subtract):
Net cash used in investing activities	(84)	(74)
Business combinations, net of cash acquired	4	4
Free Cash Flow	$215	$235